January 10, 2025

Mark Archer
Chief Financial Officer
LogicMark, Inc.
2801 Diode Lane
Louisville, KY 40299

        Re: LogicMark, Inc.
            Registration Statement on Form S-1
            Filed January 3, 2025
            File No. 333-284135
Dear Mark Archer:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Juan Grana at 202-551-6034 with any questions.



                                                           Sincerely,

                                                           Division of
Corporation Finance
                                                           Office of Industrial
Applications and
                                                           Services
cc:   Hermione M. Krumm, Esq.